ARQ, INC.

INDUCEMENT AWARD

Grant Notice of Performance Stock Units

Arq, Inc. (the “Company”) hereby grants an award (the “Award”) of Performance Stock Units (“Units”) to you, the Participant named below. Each Unit represents the right to receive one share of common stock, par value $0.001 per share, of the Company (the "Common Stock") upon the terms and subject to the conditions set forth in this Grant Notice and in the Performance Stock Unit Agreement (the “Agreement”) attached hereto as Exhibit A. This Award is granted outside of the Arq, Inc. 2026 Omnibus Incentive Plan (the "Plan"), but shall be subject to terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Award were Performance Stock Units granted under the Plan. This Award is an inducement material to Participant's entry into employment with the Company within the meaning of Nasdaq Listing Rule 5635(c)(4). Capitalized terms used herein or in the Agreement but not otherwise defined shall have the meanings set forth in the Plan.

Name of Participant:
Target Number of Performance Stock Units:
Grant Date:
Performance Period:	.
Vesting Schedule:

By signing below or otherwise evidencing your acceptance of this Grant Notice in a manner approved by the Company, you agree to all of the terms and conditions contained in this Grant Notice and the Agreement and the Plan. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Performance Stock Units. If you fail to sign or accept this Grant Notice by ___, 202[6], this Award shall be void and of no further force or effect.

PARTICIPANT:	ARQ, INC.
——————————————	By:	——————————————
	Title:	——————————————

Exhibit A
ARQ, INC.
INDUCEMENT AWARD

Performance Stock Unit Agreement

Terms and Conditions

1.Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units (the “Units”) in an aggregate amount equal to the Target Number of Performance Stock Units specified in the Grant Notice accompanying this Agreement (the “Grant Notice”). The number of Units that may actually be earned and become eligible to vest pursuant to this Award may not (except for any Dividend Equivalent Units credited to you pursuant to Section 6 below) exceed the Target Number of Performance Stock Units specified in the Grant Notice for each Tranche. Each Unit that is earned as a result of the performance goals specified in the Grant Notice having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of the Grant Notice and this Agreement, the Units granted to you will be credited to a performance stock unit account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.    Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than, to the extent allowed by the Committee, pursuant to a domestic relations order. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture as provided in Sections 4 and 8.

3.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of earned and vested Units as provided in Section 5.

4.    Vesting and Forfeiture of Units. Subject in all cases to Section 8 of this Agreement, the Units shall vest at the earliest of the following times and to the degree specified.

(a)Vesting. The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Grant Notice and this Agreement. After the Grant Date, subject to termination as provided in this Agreement and the Plan, the Award shall become vested as described in the Grant Notice with respect to that number of Units as set forth in the Grant Notice.

(b)    Certain Terminations of Continuous Service. If you experience a termination of Continuous Service as a result of (i) the Company’s termination of your employment without Cause (as defined in the Employment Agreement) or (ii) your resignation for Good Reason (as defined in the Employment Agreement), or as a result of your death or Disability (as defined in the Employment Agreement), then provided any applicable release condition set forth in your Employment Agreement is satisfied, all unvested Units shall become vested Units as of the Release Effective Date (as defined in the Employment Agreement).

(c)    Forfeiture of Unvested Units. With respect to each Tranche of the Award, to the extent the performance goal is not achieved as of the end of the Performance Period or your Continuous Service terminates for any reason other than as set forth in Section 4(b) prior to the end of the Performance Period, all unvested Units shall immediately be forfeited.

5.    Settlement of Units. Subject to Section 8 below, as soon as practicable after any date on which Units vest (but no later than the 15th day of the third calendar month following the applicable vesting date), the Company shall cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 7 and compliance with all applicable legal requirements as provided in the Plan and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

6.    Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then on the date this Award or portion thereof vests pursuant to Section 4 above, a Total Dividend Equivalent amount will be credited to your performance stock unit account and shall be deemed reinvested in additional Units (“Dividend Equivalent Units”). The Total Dividend Equivalent amount will be determined by multiplying the number of underlying Units determined to have vested by the per share amount of each cash dividend paid on the Company’s common stock with a record date and payment date occurring between the Grant Date and the applicable vesting date, and adding those products together. Each of those products is referred to as a “Dividend Equivalent Amount.” The number of Dividend Equivalent Units to be credited to your performance stock unit account pursuant to this deemed reinvestment will be determined by dividing each Dividend Equivalent Amount by the Fair Market Value of a share of the Company’s common stock on the applicable dividend payment date and adding those quotients together. Any Dividend Equivalent Units so credited will be fully vested and subject to settlement with the underlying Units as provided in Section 5 above.

7.    Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 15 of the Plan. You may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations by notifying the Company of such election prior to the applicable vesting date.

8.    Forfeiture of Award and Compensation Recovery
(a)    Forfeiture Conditions. Notwithstanding anything to the contrary in this Agreement, if your Continuous Service is terminated for Cause (as defined in the Plan), or if, during the term of your Continuous Service with the Company and its Subsidiaries and for one year after such Continuous Service ends (the “Restricted Period”), you breach any of the restrictive covenants contained in your employment agreement, if any, then (i) you shall immediately forfeit this Award and any right to receive Shares that have not yet been issued pursuant to Section 5, and (ii) with respect to Shares that have been issued pursuant to this Award, either (A) you shall return such Shares to the Company, or (B) you shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the respective vesting date of the underlying Units.

(b)    Compensation Recovery Policy. In addition to the provisions in Sections 8(a), to the extent that this Award and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed.  This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

(c)    Remedies. The parties expressly agree that the forfeiture and repayment obligations contained in this Section 8 do not constitute the Company’s exclusive remedy for your violation of Section 8. The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violation.

9.    Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its General Counsel, at its office at 8501 E Maplewood Drive, Ste.210, Greenwood Village, CO 80111, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Company service provider, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.
10.    Administration. You understand that the Company and its Subsidiaries hold certain personal information about you, including, but not limited to, information such as your name, home address, telephone number, date of birth, salary, nationality, job title, social security number, social insurance number or other such tax identity number and details of all Awards or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Personal Data”).
You understand that in order for the Company to process your Award and maintain a record of Shares under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Company and among its Affiliates electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting purposes as required by law. You further understand that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or its Affiliates in the implementation and administration of the Plan. You understand that such recipients may be located within the jurisdiction of your residence, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions. You understand that the employees of the Company, its Affiliates and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting this Award, you consent, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of your Personal Data by or to such entities for such purposes and you accept that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Agreement is executed. You confirm that if you have provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, you have the consent of such third party to provide their Personal Data to the Company for the same purposes.
You understand that you may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. As well, you may always elect to forego participation in the Plan or any other award program.

11.    Additional Provisions.
(a)    No Right to Continued Service. This Agreement does not give you a right to continued employment or service with the Company or any Affiliate, and the Company or any such Affiliate may terminate you at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b)    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(c)    Governing Law and Venue.  This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof. The parties agree that any action relating to or arising out of this Agreement shall take place exclusively in the State of Colorado, and you consent to the jurisdiction of the federal and/or state courts in Colorado. You further consent to personal jurisdiction and venue in both such courts and to service of process by United States Mail or express courier service in any such action.

(d)    Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e)    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f)    Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4) or compliant with Section 409A of the Code.

(g)    Electronic Delivery and Acceptance. The Company may deliver any documents related to this Performance Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.
(h)    Counterparts. The Grant Notice may be signed in two counterparts, each of which will be an original, but both of which will constitute one and the same instrument.

12.    Appendix. This Award and the Shares acquired under the Plan upon settlement of the Units shall be subject to any and all special terms and provisions, if any, as set forth in the Appendix for your country of residence, which Appendix is incorporated into and made a part of this Agreement.

By signing the Grant Notice attached to this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.